EXHIBIT 10.1

OPTION TERMINATION AGREEMENT

This Option Termination Agreement (this “Agreement”) is entered into as of this September 29, 2006, by and among PRG-Schultz USA, Inc., (the “Company”), PRG-Schultz International, Inc. (“PRGX”) and James B. McCurry (“Optionholder”).

The parties agree as follows:

1. Termination of Options and Option Agreements. Effective as of September 29, 2006, the following shall terminate and cease to have any further force or effect:

(a) that certain stock option agreement (the “Option Agreement”) granted pursuant to Section 4(c) of the Employment Agreement (the “Employment Agreement”) entered into on July 20, 2005 effective July 25, 2005, by and among the parties hereto;

(b) each of the options to purchase shares of the Company (the “Options”) granted thereunder; and

(c) the respective rights and obligations of the parties hereto under the Stock Incentive Plan of PRGX (the “Plan”) with respect to the Options.

Each of the parties hereto is hereby released and discharged from any and all obligations and liabilities under the Options and the Option Agreement, as well as (insofar as they relate to the Options) the Employment Agreement and the Plan.

2. Release. The Optionholder hereby releases, remises, acquits and discharges PRGX and the Company, its successors and assigns from any and all claims, known or unknown, and however denominated, which he, his successors or assigns has or may have against any such releasees, and any and all liability such releasees may have to the Optionholder, in each case arising from or relating to the Options or the Option Agreement. This release is for any relief, no matter how denominated, including but not limited to injunctive relief, compensatory damages, punitive damages or rescissory damages. The Optionholder further agrees that he will not file or permit to be filed on his behalf any such claim. Notwithstanding the foregoing, this release shall not apply to any claims the Optionholder may have arising from or relating to his employment or any other options or awards granted pursuant to the Plan.

3. Miscellaneous. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. This Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs, and assigns. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Agreement may not be amended orally, but only by a writing duly executed by the parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, all as of September 29, 2006.

PRG-SCHULTZ INTERNATIONAL, INC.
PRG-SCHULTZ USA, INC.

By: /s/ Victor A. Allums
Name: Victor A. Allums
Title: Senior Vice President, Secretary and General Counsel

JAMES B. McCURRY

/s/ James B. McCurry
Name: James B. McCurry